PRESS RELEASE                                   SOURCE:First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE FOR FIRST TRUST DYNAMIC EUROPE EQUITY INCOME FUND

WHEATON, IL -- (BUSINESS WIRE) -- September 27, 2018 -- First Trust Advisors L.P. ("FTA") announced today that Janus Capital Management LLC ("Janus"), investment sub-advisor for First Trust Dynamic Europe Equity Income Fund (NYSE:
FDEU) (the "Fund"), will release an update on the market and the Fund for financial advisors and investors. The update will be available SATURDAY, SEPTEMBER 29, 2018, AT 5:00 P.M. EASTERN TIME UNTIL 11:59 P.M. EASTERN TIME ON SUNDAY, OCTOBER 28, 2018. To listen to the update, follow these instructions:

--  Dial: (888) 203-1112; International (719) 457-0820; Passcode # 5523599 and
    PIN # 7961. The update will be available from Saturday, September 29, 2018, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Sunday, October 28, 2018.

The Fund is a non-diversified, closed-end management investment company that seeks to provide a high level of current income. As a secondary objective, the Fund seeks to focus on capital appreciation. The Fund seeks to achieve its investment objective by investing at least 80% of its Managed Assets in a portfolio of equity securities of European companies of any market capitalization, including, but not limited to, common and preferred stocks that pay dividends, depositary receipts and real estate investment trusts. The Fund also seeks to focus its equity investments on income-producing securities. The Fund seeks to utilize a dynamic currency hedging process, which will include, at the discretion of the portfolio managers, the use of forward foreign currency exchange contracts to hedge a portion of the Fund's currency exposure. To generate additional income, the Fund may write (or sell) call options on portfolio equity securities and certain broad-based securities indices in an amount up to 40% of the value of its Managed Assets.

FTA is a federally registered investment advisor and serves as the Fund's investment advisor. FTA and its affiliate First Trust Portfolios L.P. ("FTP"), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $134 billion as of August 31, 2018 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

Janus, a legal entity of Janus Henderson Investors, serves as the Fund's investment sub-advisor. Janus Henderson Investors is headquartered in London and is a global investment management firm that provides a full spectrum of investment products and services to clients around the world. With offices in 28 cities with more than 2,000 employees, Janus Henderson Investors managed approximately $370.1 billion in assets as of June 30, 2018.

Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.


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Principal Risk Factors: The Fund is subject to risks, including the fact that it is a non-diversified closed-end management investment company.

Because the Fund will invest primarily in securities of non-U.S. issuers, which are generally denominated in non-U.S. currencies, there are risks not typically associated with investing in securities of U.S. issuers. Non-U.S. issuers are subject to higher volatility than securities of U.S. issuers. An investor may lose money if the local currency of a non-U.S. market depreciates against the U.S. dollar.

Investments in securities of issuers located in emerging market countries are considered speculative and there is a heightened risk of investing in emerging markets securities.

The Fund will engage in practices and strategies that will result in exposure to fluctuations in foreign exchange rates, thus subjecting it to foreign currency risk.

The Fund's use of derivatives may result in losses greater than if they had not been used, may require the Fund to sell or purchase portfolio securities at inopportune times, may limit the amount of appreciation the Fund can realize on an investment, or may cause the Fund to hold a security that it might otherwise sell.

Use of leverage can result in additional risk and cost and can magnify the effect of any losses.

The risks of investing in the Fund are spelled out in the prospectus, shareholder reports and other regulatory filings.

The information presented is not intended to constitute an investment recommendation for, or advice to, any specific person. By providing this information, First Trust is not undertaking to give advice in any fiduciary capacity within the meaning of ERISA and the Internal Revenue Code. First Trust has no knowledge of and has not been provided any information regarding any investor. Financial advisors must determine whether particular investments are appropriate for their clients. First Trust believes the financial advisor is a fiduciary, is capable of evaluating investment risks independently and is responsible for exercising independent judgment with respect to its retirement plan clients.

The Fund's daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.

CONTACT: JEFF MARGOLIN - (630) 915-6784

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Source: First Trust Advisors L.P.